Exhibit 99.1

NEWS RELEASE

Contact:	Brian Begley
Vice President - Investor Relations
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS, L.P. TO ACQUIRE

APPROXIMATELY 35 MMBOE OF PROVED RESERVES IN THE

BARNETT SHALE AND MARBLE FALLS FOR $255 MILLION FROM

DTE ENERGY

•

ARP to acquire approximately 35 MMboe of proved reserves and significant resource potential in the Fort Worth basin of Texas; estimated proved reserves are 24% oil, 33% natural gas liquids, 43% natural gas

•	ARP’s estimated pro forma net proved reserves increase to approximately 900 Bcfe

•	2012 year to date average production from the acquired assets is approximately 3,800 Boe/d

•	The transaction represents ARP’s fourth acquisition since ARP’s creation in March 2012, for a total of approximately $700 million

•	ARP increases its 2013 distribution guidance to a range of $2.35 to $2.50 per limited partner common unit as a result of the acquisition

PHILADELPHIA, PA – November 19, 2012 Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) has announced today that it has executed a definitive agreement with an affiliate of DTE Energy Company (NYSE: DTE) under which ARP will acquire DTE Gas Resources, LLC, which owns approximately 35 MMboe of proved reserves and substantial resource potential, in the Fort Worth basin in Texas for approximately $255 million. The transaction, which is expected to close in December 2012, subject to customary closing conditions and purchase price adjustments, will have an effective date of October 1, 2012. This transaction represents ARP’s third acquisition in 2012 in the Fort Worth basin. With this transaction, ARP has invested a total of approximately $625 million to acquire estimated proved reserves at the time of acquisition of over 700 Bcfe.

Pursuant to this purchase, ARP is increasing its 2013 distribution guidance to a range of $2.35 to $2.50 per unit, up from the prior range of $2.30 to $2.45 per unit.

Edward E. Cohen, Chief Executive Officer of ARP, commented, “This transaction is another in a series of accretive acquisitions at attractive prices. We are not finished yet. We remain committed to significantly increasing distributions to our unitholders through these and future developments.”

Matthew A. Jones, President and Chief Operating Officer, added, “We are looking forward to adding the valuable oil, liquids and natural gas production from these assets, and are optimistic about the potential for continued development of the highly attractive Marble Falls play. We believe that this acquisition will further diversify our cash flow by increasing our contribution from oil and NGL production to approximately 20 percent, based on third quarter 2012 production. In addition, we expect to gain significant efficiencies in this region as our established Fort Worth team will operate and develop these assets.”

This acquisition is expected to provide ARP with immediately accretive cash flow from oil and natural gas production, which averaged approximately 3,800 boe/d for 2012 year to date. Based on ARP’s internal estimates prepared as of the respective effective dates of each acquisition, ARP’s estimated pro forma net reserves are expected to increase to approximately 900 Bcfe following the transaction. Included in this transaction are approximately 88,000 net acres in the Fort Worth Basin of Texas, primarily in Jack County, offsetting ARP’s current Barnett Shale position. This acreage position includes approximately 75,000 net acres prospective for the oil and NGL rich Marble Falls play, in which there are approximately 700 identified vertical drilling locations in ARP’s position. The Company also believes that there are further potential development opportunities through vertical down-spacing and horizontal drilling in the Marble Falls formation. ARP intends to commence initial drilling operations in the Marble Falls play in early 2013.

Transaction Details:

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Estimated proved reserves of approximately 35 MMboe, including 261 gross producing wells in the Barnett Shale and Marble Falls on approximately 88,000 net acres located in Jack, Erath, Palo Pinto and Clay Counties

•	100% operated; 99% net working interest; 79% net royalty interest

•	Proved reserves are 24% oil, 33% NGLs, 43% natural gas

•	2012 year to date average production of approximately 3,800 boe/d; 2013 full year average net production expected to be approximately 4,000 boe/d

•	Approximately 700 identified undeveloped vertical drilling locations in the Marble Falls play

•	Lease operating expenses, transportation and production taxes relating to the acquired assets of approximately $16 to $18 per boe in the most recent six months of 2012

ARP intends to hedge approximately 80% to 100% of its available acquired production for the following three years, and 40% to 60% of its available production for the subsequent two years.

ARP has secured committed bank financing for the transaction from Wells Fargo and Citigroup in connection with its revolving credit facility.

Citigroup acted as financial advisor, and Jones Day (Houston) and Ledgewood (Philadelphia) acted as legal advisors on the transaction.

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Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 9,900 producing natural gas and oil wells, primarily in Appalachia and the Barnett Shale in Texas. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 52% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 11% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ARP’s ability to close the DTE acquisition; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about, or inaccuracies in the assumptions underlying, estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and ARP assumes no obligation to update such statements, except as may be required by applicable law.